Exhibit 10.6
SEPARATION AND RELEASE AGREEMENT
    This Separation and Release Agreement (“Agreement”) is entered into as of the Effective Date (as hereinafter defined) by and between Michael E. Borton (“Borton”), an individual, and Flotek Industries, Inc., a Delaware corporation (the “Company”).
    WHEREAS, Borton is a former employee of the Company; and
    WHEREAS, Borton and the Company have concluded that it is in their mutual best interests to separate from the employment relationship;
    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the undersigned parties agree as follows:
1.Date of Separation.

(a)Effective as of June 3, 2022 (the “Separation Date”), Borton shall be separated from their employment by the Company and from the position held by Borton with respect to the Company. This Agreement shall become effective, however, on the “Effective Date,” as defined in subsection (b) below.

(b)Borton understands that they have 21 days from June 14, 2022 (the “Submittal Date”), which is the date a copy of this Agreement was delivered to them, to review and consider this Agreement and to decide whether to agree to and execute this Agreement. Borton understands that, while it is their right to decide to enter into and execute this Agreement before the end of this 21-day period that they are under no obligation to do so. If Borton signs and returns this Agreement before the end of this 21-day period, it is because Borton freely chose to do so after carefully considering its terms. Borton is entitled to revoke their execution of this Agreement within 7 days of signing it, and this Agreement does not become effective or enforceable until the day after this 7-day revocation period has expired (the “Effective Date”). If the revocation period expires on a weekday or holiday, Borton will have until the end of the next business day to revoke. Notwithstanding anything to the contrary set forth herein, neither Borton nor the Company shall have any obligation hereunder until such 7-day revocation period has expired with such revocation right unexercised.

2.Compensation through Separation Date, Severance Payment and Benefits.

(c)Within six (6) days after the Separation Date, the Company will pay Borton a cash payment equal to the sum of (i) their regular salary through June 3, 2022,

and (ii) their accrued but unused vacation benefits. Borton understands that they are entitled to this payment regardless of whether they choose to sign this Agreement.

(d)In exchange for the promises of Borton contained in this Agreement and the release of claims as set forth in Section 4 of this Agreement, the Company will pay Borton a total of (i) $360,000.00 in severance pay in twelve (12) equal monthly payments payable at the end of each month with the first payment commencing the month following the Effective Date and (ii) a pro-rata portion of Borton’s annual bonus for 2022, with the amount of the such bonus to be determined by the Board (or a committee thereof) based on actual performance for the entire 2022 calendar year, prorated by multiplying the amount of such Annual Bonus that would be due had Borton remained employed through 2022 by .422 and rounded up to the nearest cent, to be paid to Borton when annual bonuses for 2022 are paid to similarly situated executives of the Company, but in no event later than March 15, 2023.Borton agrees that the consideration the Company will provide includes amounts in addition to anything of value to which Borton is already entitled.

(e)All unvested shares of restricted stock held by Borton on the day immediately prior to the Submittal Date shall vest according to their terms of grant as of such date, and all unvested stock options issued to Mr. Borton on the day immediately prior to the Submittal Date will become exercisable in accordance with the plan vesting conditions as of such date, including the provisions of Section 7(f)(i)(E) of employment agreement between Borton and the Company dated October 15, 2021.

(f)During the portion, if any, of the Severance Period that Borton elects to continue coverage for Borton and Borton’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall promptly reimburse Borton on a monthly basis for the difference between the amount Borton pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to Borton on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Borton submits to the Company documentation of the applicable premium payment having been paid by Borton, which documentation shall be submitted by Borton to the Company within thirty (30) days following the date on which the applicable premium payment is paid. Borton shall be eligible to receive such reimbursement payments until the earliest of: (i) the last day of the Severance Period; (ii) the date Borton is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Borton becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Borton); provided however that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Borton’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, if the COBRA Benefit cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or any other member of the Company Group, then the Company and Borton shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Borton without such adverse impact on the Company or such other member of the Company Group.

(g)All payments to Borton shall be subject to withholding of employment, FICA, and other taxes as required by law.

3.Equity Awards; Other Benefits. Borton shall not be entitled to coverage under any employee benefit plan of the Company subsequent to the Separation Date except as set forth in Section 2(b), 2(c) and 2(d) of this Agreement. The terms of this Agreement shall not affect in any respect the rights of Borton with respect to contributions previously made by or with respect to Borton pursuant to the Section 401(k) Plan of the Company or any other vested rights under ERISA-covered employee benefit plans, which shall be governed by the terms of such plan(s), as applicable on the date Borton signs this Agreement.

4.Release. In consideration for the Company’s promises in this Agreement, including the promise to pay compensation to Borton in Section 2(b), 2(c) and 2(d) of this Agreement, Borton, on behalf of themselves and their heirs, executors, administrators, successors, assigns, and any other person claiming by, through, or under him, voluntarily and knowingly waives, releases and discharges the Company, its subsidiaries and their direct and indirect affiliates, and their respective successors, assigns, divisions, representatives, agents, officers, directors, stockholders, and employees (the “Released Parties”), from any claims, demands and/or causes of action whatsoever, presently known or unknown, that are based upon facts occurring on or prior to the Effective Date, including but not limited to, the following: (a) any statutory claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers Benefits Protection Act of 1990, the Americans with Disabilities Act of 1990, the Civil Rights Acts of 1964 and 1991, the National Labor Relations Act, or other U.S. (federal, state or local) or international laws (all as amended), (b) any tort or contract claims, (c) any claims for options or rights to acquire stock or the issuance of or right to retain restricted stock, and/or (d) any claims, matters or actions related to Borton employment and/or affiliation with, or separation from, the Company, and any facts or circumstances relating to the negotiation of this Agreement. Such release does not, however, reach the Company’s obligations under this Agreement. Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) that may arise after Borton signs this Agreement, or (iii) which cannot be released by private agreement. In addition, nothing in this Agreement (including but not limited to the release of claims, proprietary information, confidentiality, cooperation, and non-disparagement provisions) prevents Borton from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, the Securities and Exchange Commission (SEC), or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this release Borton is waiving rights to individual relief based on claims asserted in such a charge or complaint, or in any other proceeding brought by Borton or asserted by any third-party on Borton’s behalf, except Borton may have a right to receive a payment from a government agency (and not the Company) for information provided to the government agency, and except where such a waiver of individual relief is otherwise prohibited.

5.No Assignment of Claims. The Company and Borton each represents and warrants to the other that it or they have not made any assignment and will make no assignment of any of the claims which are purported to be released and discharged by this Agreement.

6.Return of Company Property. Borton agrees that they have returned to the Company all of the Company’s property in their possession, custody, or control including but not limited to all of the tangible and intangible property belonging to the Company and relating to his employment with the Company. Borton further represents and warrants that they will not retain any copies, electronic or otherwise, of such property, including any electronic copies stored on Borton’s personal: (i) computers; (ii) USB storage devices; (iii) email accounts; and (iv) cloud storage accounts.

7.Additional Covenants.

(h)Borton acknowledges (i) receipt of all compensation and benefits due through the Separation Date as a result of services performed for the Company with the receipt of a final paycheck; (ii) Borton has reported to the Company any and all work-related injuries incurred during employment; (iii) the Company properly provided any leave of absence because of Borton’s or a family member’s health condition and Borton has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) Borton has provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company; (v) Borton has reported any pending judicial and administrative complaints, claims, or actions Borton filed against the Company or any Released Party; and (vi) Borton has not raised a claim of sexual harassment or abuse with the Company.

(i)Borton agrees to cooperate with Company regarding any pending or subsequently filed litigation, claims, or other disputes involving Company that relate to matters within the knowledge or responsibility of Borton during his employment with Company. Without limiting the foregoing, Borton agrees (i) to meet with Company representatives, its counsel, or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law.
(j)Borton agrees that the provisions of Sections 9, 10 and 11 of that certain Employment Agreement dated October 15, 2021, between Borton and the Company are incorporated herein, mutatis mutandis, as though originally set forth in this Agreement.

(k)Borton is releasing all rights under section 1542 of the California Civil Code. Section 1542 provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in their favor at the time of executing the release, and that, if known by them would have materially affected their settlement with the debtor or released party.

8.Governing Law; Choice of Venue. The execution, validity, interpretation and performance of this Agreement shall be determined and governed exclusively by the laws of the State of Texas, without reference to the principles of conflict of laws. All actions or proceedings arising out of, are associated with, require the interpretation of, and/or that are in in way directly or indirectly related to the subject matter covered in this Agreement, shall be tried and litigated exclusively in the state and/or federal courts of Harris County, Texas.

9.Entire Agreement. This Agreement represents the complete agreement and understanding between Borton and the Company concerning the subject matter hereof and supersedes all prior agreements and understandings, written or oral, between Borton and any member of the Company concerning the subject matter of this Agreement that is in conflict with this Agreement. No attempted modification or waiver of any of the provisions of this Agreement shall be binding on any party hereto unless in writing and signed by Borton and the Company. This Agreement is binding upon and inures to the benefit of the parties’ heirs, successors and permitted assigns.

10.Acknowledgements. This Agreement has been entered into voluntarily and not as a result of coercion, duress or undue influence. Borton acknowledges that they have read and fully understand the terms of this Agreement. The company hereby advises Borton that they consult with an attorney before executing this Agreement. Borton agrees with the Company that modifications to this Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period provided in Paragraph 1. The consideration for this Agreement is in addition to anything of value to which Borton already is entitled, and is not wages, a wage increase, a bonus, or any other form of compensation for services performed. Standard deductions will be made to the consideration for this Agreement. If Borton is age 40 or over and Borton’s termination is part of an employment termination program, the Company has attached information regarding the class, unit, or group of individuals covered by the employment termination program, the applicable eligibility factors and time limits, and a list of the job titles and ages of all individuals eligible or selected for the employment termination program as well as those who are not.

11.Dispute Resolution. Any and all disputes between the parties to this Agreement arising out of or in connection with the negotiation, execution, interpretation, performance or non-performance of this Agreement and the covenants and obligations contemplated herein, including but not limited to any claims against Borton, the Company, its respective officers, directors, employees or agents, shall be solely and finally settled by arbitration before three arbitrators conducted in Houston, Texas pursuant to the Commercial Rules of the American Arbitration Association, as now in effect or hereafter amended. Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against whom enforcement of the award is being sought, and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award. The parties agree and acknowledge that any arbitration proceedings between them, and the outcome of such proceedings, shall be kept strictly confidential. In the event of any such dispute concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs incurred for the arbitration.

12.Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

    Company:

    Flotek Industries, Inc.
    Attention: SVP General Counsel & Chief Compliance Officer
    8846 N. Sam Houston Pkwy. W., Suite 150
    Houston, Texas 77064

    with a mandatory copy by email to: ********

    Borton:

    Michael E. Borton
    1368 SW 12th Street
    Boca Raton, FL 33486
    *******

13.Execution. This Agreement may be executed in counterparts, each of which will be deemed an original and shall be deemed duly executed upon the signing of the counterparts by the parties.

14.Exceptions and No Interference with Rights. Borton understands this Agreement does not apply to (a) any claims or rights that may arise after the date that Borton signed this Agreement, (b) the Company’s expense reimbursement policies, (c) any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date Borton sign this Agreement, and (d) any claims that the controlling law clearly states may not be released by private agreement. Moreover, nothing in this Agreement (including but not limited to the acknowledgements, release of claims, the promise not to sue, the confidentiality obligations, and the return of property provision) (w) waives Borton’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when Borton has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, (x) limits or affects Borton’s right to challenge the validity of this Agreement under the ADEA or the OWBPA, (y) prevents Borton from communicating with, filing a charge or complaint with, or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, or (z) precludes Borton from exercising his rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Agreement Borton is waiving his right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Borton or on his behalf by any third party, except for any right Borton may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited.

    The parties to this Agreement executed this Agreement on the dates set forth below.

                            /s/ Michael E. Borton
                            Michael E. Borton

                            July 4, 2022
                            Date

FLOTEK INDUSTRIES, INC.
                            By: /s/ Nicholas J. Bigney
Name: Nicholas J. Bigney                                                    Title: SVP, General Counsel & CCO

                            July 4, 2022
                            Date